For Immediate Release

Level One Bancorp, Inc. reports fourth quarter 2019 net income of $4.7 million, representing $0.60 diluted earnings per common share

Farmington Hills, MI – January 30, 2020 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported financial results for the fourth quarter of 2019, which included net income of $4.7 million, or $0.60 diluted earnings per share. Excluding $220 thousand of expenses related to the recently completed merger with Ann Arbor State Bank, net income would have been $4.9 million, or $0.63 diluted earnings per share. This compares to net income of $4.4 million, or $0.56 diluted earnings per share, in the preceding quarter and $4.0 million, or $0.50 diluted earnings per share, in the fourth quarter of 2018.

Patrick J. Fehring, President and Chief Executive Officer of Level One, commented "We are pleased to announce a strong fourth quarter with net income of $4.7 million, which was $271 thousand, or 6%, higher than net income in the third quarter of 2019. During the fourth quarter, we also saw solid loan growth with total loans up $58.7 million or 5%, as compared to prior quarter."

He continued, "For the full year 2019, net income of $16.1 million was up 12% from $14.4 million in 2018. Our expansion of the mortgage team in late 2018 contributed to the robust mortgage activity during the full year 2019, resulting in an increase of $5.6 million in mortgage banking income year over year. In addition, credit quality has improved as nonperforming assets as a percentage of total assets declined to 0.73% at December 31, 2019 compared with 1.30% at December 31, 2018. Net chargeoffs for the full year 2019 also declined to $275 thousand or 0.02% as a percentage of average loans. As always, increasing shareholder value remains a priority with Level One, which was evidenced by the declaration of $0.16 per share to shareholders through common stock dividends, as compared to the declaration of dividends of $0.12 per share during 2018."

He concluded, "On January 2, 2020, we completed the merger transaction with Ann Arbor Bancorp, Inc., and are pleased to welcome the customers and team members of Ann Arbor State Bank as we build our presence in the very attractive Ann Arbor market. Overall, 2019 was a great year for the bank, and we look forward to 2020 and are excited about the prospects for continued growth."

Fourth Quarter 2019 Financial Highlights

•	Net income was $4.7 million, or $0.60 diluted earnings per share

•	Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.56%, compared to 3.59% in the preceding quarter and 3.73% in the fourth quarter of 2018

•
Noninterest income increased 119% to $4.6 million in the fourth quarter of 2019, compared to $2.3 million in the fourth quarter of 2018, primarily due to higher income from mortgage banking activities and gains on sales of securities

•	Total assets increased 12% to $1.58 billion at December 31, 2019, compared to $1.42 billion at December 31, 2018

•	Total loans increased 9% to $1.23 billion at December 31, 2019, compared to $1.13 billion at December 31, 2018

•	Total deposits increased to $1.14 billion at December 31, 2019, compared to $1.13 billion at December 31, 2018

•	Book value per share increased 13% to $22.13 per share at December 31, 2019, compared to $19.58 per share at December 31, 2018

•	Tangible book value per share increased 14% to $20.86 per share at December 31, 2019, compared to $18.31 per share at December 31, 2018

2019 Financial Highlights

•	Net income was $16.1 million, or $2.05 diluted earnings per share

•	Net interest margin, on a FTE basis, was 3.60% compared to 3.92% in the preceding year

•
Noninterest income increased 101% to $14.2 million in 2019, compared to $7.1 million in 2018, primarily due to higher income from mortgage banking activities, commercial lending swap income and gains on sales of securities

Balance Sheet Review

Level One's total assets were $1.58 billion at December 31, 2019, an increase of $75.4 million, or 5.00%, from $1.51 billion at September 30, 2019, and up $168.7 million, or 11.91%, from $1.42 billion at December 31, 2018. The increase in total assets from September 30, 2019 was primarily due to an increase in originated loans and cash and cash equivalents, partially offset by a decrease in investment securities. The increase in total assets year over year was attributable to the same factors mentioned in the quarter to quarter analysis above, as well as an increase in mortgage loans held for sale, fair value of interest rate swaps and receivables from a loan sub-servicer (both included under "other assets").

The investment securities portfolio was $180.9 million at December 31, 2019, a decrease of $24.3 million, or 11.86%, from $205.2 million at September 30, 2019, and down $23.4 million, or 11.43%, from $204.3 million at December 31, 2018. The decrease in the investment securities portfolio compared to December 31, 2018 and September 30, 2019 reflected our efforts to better position our combined investment portfolio in connection with the merger with Ann Arbor State Bank.

Total loans were $1.23 billion at December 31, 2019, an increase of $58.7 million, or 5.02%, from $1.17 billion at September 30, 2019, and up $101.0 million, or 8.97%, from $1.13 billion at December 31, 2018. The growth in total loans compared to December 31, 2018 and September 30, 2019 was primarily due to growth in both our commercial real estate and residential real estate loan portfolios.

Total deposits were $1.14 billion at December 31, 2019, a decrease of $59.1 million, or 4.95%, from $1.19 billion at September 30, 2019, and increased $793 thousand, or 0.07%, from $1.13 billion at December 31, 2018. The decrease in deposits compared to September 30, 2019 was primarily due to decreases in money market and savings deposits and time deposits. Total deposit composition at December 31, 2019 consisted of 34.21% of demand deposit accounts, 27.64% of savings and money market accounts and 38.15% of time deposits.

Total debt outstanding was $256.7 million at December 31, 2019, an increase of $129.8 million, or 102.30%, from $126.9 million at September 30, 2019, and an increase of $142.2 million, or 124.23%, from $114.5 million at December 31, 2018. The increase in total borrowings compared to September 30, 2019 and December 31, 2018 was primarily due to increases in long-term FHLB advances and subordinated notes, partially offset by decreases in short-term FHLB advances. The increase in total borrowings as well as the issuance of the $30.0 million of subordinated notes reflected management's efforts to fund the liquidity needs of Level One.

Operating Results

Level One's net interest income decreased $80 thousand, or 0.62%, to $12.9 million in the fourth quarter of 2019, compared to $13.0 million in the preceding quarter and increased $95 thousand, or 0.74%, compared to $12.8 million in the fourth quarter of 2018.

Level One’s net interest margin, on a FTE basis, was 3.56% in the fourth quarter of 2019, compared to 3.59% in the preceding quarter and 3.73% in the fourth quarter of 2018. This decrease in the net interest margin compared to the preceding quarter and fourth quarter 2018 was primarily a result of lower average loan yield. Average loan yield was 5.20% for the fourth quarter of 2019, 5.41% for the preceding quarter, and 5.41% for the fourth quarter 2018 as the federal funds rate dropped 25 basis points in October 2019. The cost of funds declined to 1.77% in the fourth quarter compared to 1.98% in the third quarter.

Level One's noninterest income increased $732 thousand, or 18.97%, to $4.6 million in the fourth quarter of 2019, compared to $3.9 million in the preceding quarter, and increased $2.3 million, or 118.66%, compared to $2.3 million in the fourth quarter of 2018. The increase in noninterest income compared to the preceding quarter was primarily due to a $872 thousand increase in net gains on the sale of investment securities. The $2.3 million increase in noninterest income year over year was attributable to an increase of $1.2 million in mortgage banking activities and an increase of $1.1 million in net gains on the sale of investment securities. The increase in the mortgage banking activities income year over year was predominantly as a result of the doubling of our mortgage team in the third quarter of 2018 as well as higher originations as a result of lower interest rates throughout 2019. The increase in net gains on sale of investment securities was due to sales of corporate bonds, mortgage backed securities, and collateralized mortgage obligations mainly as a result of our efforts to better position our combined investment portfolio in anticipation of the merger with Ann Arbor State Bank that closed on January 2, 2020.

Level One's noninterest expense decreased $244 thousand, or 2.11%, to $11.3 million in the fourth quarter of 2019, compared to $11.5 million in the preceding quarter, and increased $911 thousand, or 8.77%, compared to $10.4 million in the fourth quarter of 2018. The $911 thousand increase in noninterest expense year over year was primarily a result of increases in mortgage commissions (included under "salary and employee benefits"), occupancy and equipment expense, professional service fees, as well as $220 thousand of expense related to the merger with Ann Arbor State Bank. The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the fourth quarter of 2019 was 64.55%, compared to 68.50% for the preceding quarter and 68.68% in the fourth quarter of 2018.

Level One's income tax provision was $975 thousand, or 17.24% of pretax income, in the fourth quarter of 2019, as compared to $914 thousand, or 17.17% of pretax income, in the preceding quarter and $836 thousand, or 17.46% of pretax income, in the fourth quarter of 2018.

Asset Quality

Nonaccrual loans were $10.7 million, or 0.87% of total loans, at December 31, 2019, a decrease of $787 thousand from nonaccrual loans of $11.5 million, or 0.98% of total loans, at September 30, 2019, and a decrease of $7.8 million from nonaccrual loans of $18.4 million, or 1.64% of total loans, at December 31, 2018. The decrease in nonaccrual loans compared to December 31, 2018 was primarily due to the payoff of three large commercial loan relationships on nonaccrual status during the first and third quarter 2019 totaling $12.4 million. This was partially offset by two commercial loan relationships totaling $4.9 million moving to nonaccrual status.

Level One had $921 thousand of other real estate owned assets at December 31, 2019, compared to $373 thousand at September 30, 2019 and no other real estate owned assets at December 31, 2018. The increase in other real estate owned assets year over year was due to the addition of two residential properties and one commercial property during the year. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.73% at December 31, 2019, compared to 0.78% at September 30, 2019, and 1.30% at December 31, 2018.

In addition, Level One had $157 thousand of loans 90 days or more past due and still accruing interest at December 31, 2019 and September 30, 2019 and $243 thousand at December 31, 2018, all of which consisted of purchase credit impaired loans from previously acquired financial institutions.

Performing troubled debt restructured loans that were not included in nonaccrual loans at December 31, 2019 were $906 thousand, compared to $914 thousand at September 30, 2019 and $931 thousand at December 31, 2018. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans.

Net chargeoffs in the fourth quarter of 2019 were $181 thousand, or 0.06% of average loans on an annualized basis, compared to $30 thousand of net chargeoffs, or 0.01% of average loans on an annualized basis, for the preceding quarter and $274 thousand of net chargeoffs, or 0.10% of average loans on an annualized basis, in the fourth quarter of 2018.

Level One's provision for loan losses in the fourth quarter of 2019 was a provision expense of $548 thousand, compared to a provision benefit of $16 thousand in the preceding quarter and a provision benefit of $51 thousand in the fourth quarter of 2018. The increase in the provision expense quarter over quarter was primarily due to higher charge-offs in the fourth quarter as well as a prior quarter release of $362 thousand of specific reserves on a commercial loan relationship that paid off in the third quarter. The increase in the provision year over year was primarily due to the release of $729 thousand of specific reserves on a commercial loan relationship that paid off in the fourth quarter of 2018 partially offset by fewer net charge-offs. The allowance for loan losses was $12.7 million, or 1.03% of total loans, at December 31, 2019, compared to $12.3 million, or 1.05% of total loans, at September 30, 2019, and $11.6 million, or 1.03% of total loans, at December 31, 2018. As of December 31, 2019, the allowance for loan losses as a percentage of nonaccrual loans was 118.83%, compared to 107.46% at September 30, 2019, and 62.70% at December 31, 2018.

Capital

Total shareholders’ equity was $170.7 million at December 31, 2019, an increase of $2.7 million, or 1.63%, compared with $168.0 million at September 30, 2019, primarily as a result of increased retained earnings. Total shareholders' equity increased $18.9 million, or 12.48%, from $151.8 million at December 31, 2018 as a result of increased retained earnings and accumulated other comprehensive income.

Recent Developments

Merger with Ann Arbor Bancorp, Inc.: On January 2, 2020, Level One completed its previously announced acquisition of Ann Arbor Bancorp, Inc. (“AAB”) and its wholly owned subsidiary, Ann Arbor State Bank. The transaction was completed pursuant to a merger of the Company’s wholly owned merger subsidiary (“Merger Sub”) with and into AAB, pursuant to the Agreement and Plan of Merger, dated as of August 12, 2019, among Level One, Merger Sub and AAB. Level One paid aggregate consideration of approximately $67.9 million in cash. Level One expects to have approximately $1.4 million in expenses related to the acquisition in the first quarter of 2020.

As of December 31, 2019, Ann Arbor State Bank had total assets of $319.4 million, total loans of $222.1 million and total deposits of $267.7 million.

Fourth Quarter Dividend: On December 19, 2019, Level One’s Board of Directors declared a quarterly cash dividend of $0.04 per share. This dividend was paid out on January 15, 2020, to stockholders of record at the close of business on December 31, 2019.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.58 billion as of December 31, 2019. It operates fifteen banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity loans, auto loans, and credit card services. Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue" or similar technology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended
(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Earnings Summary
Interest income	$17,366	$17,983	$17,657	$17,442	$17,041
Interest expense	4,458	4,995	5,216	4,724	4,228
Net interest income	12,908	12,988	12,441	12,718	12,813
Provision (benefit) for loan losses	548	(16)	429	422	(51)
Noninterest income	4,590	3,858	3,477	2,286	2,307
Noninterest expense	11,295	11,539	11,167	10,368	10,384
Income before income taxes	5,655	5,323	4,322	4,214	4,787
Income tax provision	975	914	767	747	836
Net income	$4,680	$4,409	$3,555	$3,467	$3,951
Net income allocated to participating securities (1)	50	45	37	—	—
Net income attributable to common shareholders (1)	$4,630	$4,364	$3,518	$3,467	$3,951
Per Share Data
Basic earnings per common share	$0.60	$0.57	$0.46	$0.45	$0.51
Diluted earnings per common share	0.60	0.56	0.45	0.44	0.50
Book value per common share	22.13	21.77	21.07	20.15	19.58
Tangible book value per share (2)	20.86	20.51	19.81	18.88	18.31
Shares outstanding (in thousands)	7,715	7,714	7,728	7,749	7,750
Average basic common shares (in thousands)	7,632	7,721	7,741	7,752	7,750
Average diluted common shares (in thousands)	7,747	7,752	7,856	7,869	7,893
Selected Period End Balances
Total assets	$1,584,899	$1,509,463	$1,505,376	$1,456,552	$1,416,215
Securities available-for-sale	180,905	205,242	218,145	226,874	204,258
Total loans	1,227,609	1,168,923	1,166,501	1,131,097	1,126,565
Total deposits	1,135,428	1,194,542	1,229,445	1,151,463	1,134,635
Total liabilities	1,414,196	1,341,495	1,342,509	1,300,433	1,264,455
Total shareholders' equity	170,703	167,968	162,867	156,119	151,760
Tangible shareholders' equity (2)	160,940	158,250	153,121	146,337	141,926
Performance and Capital Ratios
Return on average assets (annualized)	1.23%	1.16%	0.95%	0.96%	1.11%
Return on average equity (annualized)	10.98	10.58	8.92	8.99	10.69
Net interest margin (fully taxable equivalent)(3)	3.56	3.59	3.50	3.76	3.73
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	64.55	68.50	70.15	69.10	68.68
Dividend payout ratio	6.60	7.03	8.69	6.72	5.87
Total shareholders' equity to total assets	10.77	11.13	10.82	10.72	10.72
Tangible equity to tangible assets (2)	10.22	10.55	10.24	10.11	10.09
Common equity tier 1 to risk-weighted assets	11.77	11.73	11.49	11.78	11.82
Tier 1 capital to risk-weighted assets	11.77	11.73	11.49	11.78	11.82
Total capital to risk-weighted assets	16.05	13.84	13.62	13.95	14.00
Tier 1 capital to average assets (leverage ratio)	10.41	10.12	10.01	10.19	10.21
Asset Quality Ratios:
Net charge-offs to average loans	0.06%	0.01%	0.01%	0.01%	0.10%
Nonperforming assets as a percentage of total assets	0.73	0.78	0.99	1.17	1.30
Nonaccrual loans as a percent of total loans	0.87	0.98	1.25	1.47	1.64
Allowance for loan losses as a percentage of period-end loans	1.03	1.05	1.06	1.06	1.03
Allowance for loan losses as a percentage of nonaccrual loans	118.83	107.46	84.94	71.85	62.70
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	111.68	100.52	79.41	66.33	57.71
(1) Amounts presented are used in the two-class earnings per common share calculation. This method was adopted by the Company in the second quarter of 2019.
(2) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(3) Presented on a tax equivalent basis using a 21% tax rate.

GAAP Reconciliation of Non-GAAP Financial Measures

Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible shareholders' equity, tangible book value per share and the ratio of tangible equity to tangible assets, as well as net income and diluted earnings per common share excluding acquisition and due diligence fees. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

We calculate: (i) tangible shareholders' equity as total shareholders' equity less core deposit intangibles, mortgage servicing rights and goodwill; (ii) tangible book value per share as tangible shareholders' equity divided by shares of common stock outstanding; (iii) tangible assets as total assets, less core deposit intangibles, mortgage servicing rights and goodwill; (iv) net income, excluding acquisition and due diligence fees, as net income, as reported, less acquisition and due diligences fees, net of income tax benefit; and (v) diluted earnings per common share, excluding acquisition and due diligence fees, as diluted earnings per common share, as reported, less effect of acquisition and due diligence fees on diluted earnings per share, net of income tax benefit.

The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

	As of
(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders' equity	$170,703	$167,968	$162,867	$156,119	$151,760
Less:
Goodwill	9,387	9,387	9,387	9,387	9,387
Other intangible assets, net	376	331	359	395	447
Tangible shareholders' equity	$160,940	$158,250	$153,121	$146,337	$141,926

Shares outstanding (in thousands)	7,715	7,714	7,728	7,749	7,750
Tangible book value per share	$20.86	$20.51	$19.81	$18.88	$18.31

Total assets	$1,584,899	$1,509,463	$1,505,376	$1,456,552	$1,416,215
Less:
Goodwill	9,387	9,387	9,387	9,387	9,387
Other intangible assets, net	376	331	359	395	447
Tangible assets	$1,575,136	$1,499,745	$1,495,630	$1,446,770	$1,406,381

Tangible equity to tangible assets	10.22%	10.55%	10.24%	10.11%	10.09%

Net income, as reported	$4,680	$4,409	$3,555	$3,467	$3,951
Acquisition and due diligence fees	220	319	—	—	—
Income tax benefit (1)	(26)	(25)	—	—	—
Net income, excluding acquisition and due diligence fees	$4,874	$4,703	$3,555	$3,467	$3,951

Diluted earnings per share, as reported	$0.60	$0.56	$0.45	$0.44	$0.50
Effect of acquisition and due diligence fees, net of income tax benefit	0.03	0.04	—	—	—
Diluted earnings per common share, excluding acquisition and due diligence fees	$0.63	$0.60	$0.45	$0.44	$0.50

(1) Assumes income tax rate of 21% on deductible acquisition expenses.

Consolidated Balance Sheets
	As of
	December 31,	September 30,	December 31,
(Dollars in thousands)	2019	2019	2018
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$103,930	$49,361	$33,296
Securities available-for-sale	180,905	205,242	204,258
Federal Home Loan Bank stock	11,475	8,325	8,325
Mortgage loans held for sale, at fair value	13,889	26,864	5,595
Loans:
Originated loans	1,158,138	1,093,694	1,041,898
Acquired loans	69,471	75,229	84,667
Total loans	1,227,609	1,168,923	1,126,565
Less: Allowance for loan losses	(12,674)	(12,307)	(11,566)
Net loans	1,214,935	1,156,616	1,114,999
Premises and equipment, net	13,838	13,427	13,242
Goodwill	9,387	9,387	9,387
Other intangible assets, net	376	331	447
Bank-owned life insurance	12,167	12,080	11,866
Income tax benefit	1,217	469	2,467
Other assets	22,780	27,361	12,333
Total assets	$1,584,899	$1,509,463	$1,416,215
Liabilities
Deposits:
Noninterest-bearing demand deposits	$325,885	$322,069	$309,384
Interest-bearing demand deposits	62,586	66,716	52,804
Money market and savings deposits	313,885	332,432	287,575
Time deposits	433,072	473,325	484,872
Total deposits	1,135,428	1,194,542	1,134,635
Borrowings	212,225	111,937	99,574
Subordinated notes	44,440	14,934	14,891
Other liabilities	22,103	20,082	15,355
Total liabilities	1,414,196	1,341,495	1,264,455
Shareholders' equity
Common stock, no par value per share:
Authorized - 20,000,000 shares
Issued and outstanding - 7,715,491 shares at December 31, 2019, 7,714,000 shares at September 30, 2019 and 7,750,216 shares at December 31, 2018	89,345	89,206	90,621
Retained earnings	77,766	73,394	62,891
Accumulated other comprehensive income (loss), net of tax	3,592	5,368	(1,752)
Total shareholders' equity	170,703	167,968	151,760
Total liabilities and shareholders' equity	$1,584,899	$1,509,463	$1,416,215

Consolidated Statements of Income
	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2019	2019	2018	2019	2018
Interest income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Originated loans, including fees	$14,304	$14,633	$13,412	$56,956	$49,076
Acquired loans, including fees	1,480	1,501	2,013	6,375	9,186
Securities:
Taxable	736	857	882	3,509	2,939
Tax-exempt	577	588	476	2,305	1,657
Federal funds sold and other	269	404	258	1,303	966
Total interest income	17,366	17,983	17,041	70,448	63,824
Interest Expense
Deposits	3,725	4,478	3,588	16,941	11,055
Borrowed funds	418	261	384	1,378	1,330
Subordinated notes	315	256	256	1,074	1,015
Total interest expense	4,458	4,995	4,228	19,393	13,400
Net interest income	12,908	12,988	12,813	51,055	50,424
Provision expense (benefit) for loan losses	548	(16)	(51)	1,383	412
Net interest income after provision for loan losses	12,360	13,004	12,864	49,672	50,012
Noninterest income
Service charges on deposits	633	627	641	2,547	2,556
Net gain (loss) on sales of securities	1,023	151	(71)	1,174	(71)
Mortgage banking activities	2,092	2,352	936	7,880	2,330
Net gain (loss) on sale of commercial loans	(8)	(37)	—	(45)	11
Other charges and fees	850	765	801	2,655	2,229
Total noninterest income	4,590	3,858	2,307	14,211	7,055
Noninterest expense
Salary and employee benefits	7,133	7,536	6,768	28,775	25,781
Occupancy and equipment expense	1,364	1,203	1,132	4,939	4,425
Professional service fees	596	465	441	1,808	1,672
Acquisition and due diligence fees	220	319	—	539	—
Marketing expense	264	379	336	1,107	1,033
Printing and supplies expense	90	78	98	340	441
Data processing expense	512	661	634	2,374	2,146
Other expense	1,116	898	975	4,487	4,180
Total noninterest expense	11,295	11,539	10,384	44,369	39,678
Income before income taxes	5,655	5,323	4,787	19,514	17,389
Income tax provision	975	914	836	3,403	3,003
Net income	$4,680	$4,409	$3,951	$16,111	$14,386
Earnings per common share:
Basic earnings per common share	$0.60	$0.57	$0.51	$2.08	$1.95
Diluted earnings per common share	$0.60	$0.56	$0.50	$2.05	$1.91
Cash dividends declared per common share	$0.04	$0.04	$0.03	$0.16	$0.12
Weighted average common shares outstanding—basic	7,632	7,721	7,750	7,655	7,377
Weighted average common shares outstanding—diluted	7,747	7,752	7,893	7,770	7,524

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended
	December 31, 2019			September 30, 2019			December 31, 2018
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,204,052	$15,784	5.20%	$1,182,764	$16,134	5.41%	$1,131,705	$15,425	5.41%
Investment securities: (4)
Taxable	110,919	736	2.63	121,473	857	2.80	133,817	882	2.61
Tax-exempt	84,141	577	3.27	85,332	588	3.28	71,025	476	3.13
Interest earning cash balances	40,965	185	1.79	51,142	289	2.24	27,107	164	2.39
Federal Home Loan Bank Stock	9,110	84	3.66	8,325	115	5.48	8,325	94	4.48
Total interest-earning assets	$1,449,187	$17,366	4.79%	$1,449,036	$17,983	4.96%	$1,371,979	$17,041	4.95%
Non-earning assets:
Cash and due from banks	23,421			23,103			23,459
Premises and equipment	13,758			13,228			13,376
Goodwill	9,387			9,387			9,387
Other intangible assets, net	354			347			476
Bank-owned life insurance	12,110			12,023			11,813
Allowance for loan losses	(12,290)			(12,241)			(11,880)
Other non-earning assets	28,015			27,145			8,665
Total assets	$1,523,942			$1,522,028			$1,427,275
Interest-bearing liabilities:
Interest-bearing demand deposits	$68,120	$100	0.58%	$51,963	$63	0.48%	$53,009	$47	0.35%
Money market and savings deposits	337,046	1,129	1.33	320,363	1,170	1.45	259,160	759	1.16
Time deposits	440,610	2,496	2.25	543,765	3,245	2.37	542,047	2,782	2.04
Borrowings	132,859	418	1.25	70,766	261	1.46	66,491	384	2.29
Subordinated notes	19,478	315	6.42	14,925	256	6.81	14,888	256	6.82
Total interest-bearing liabilities	$998,113	$4,458	1.77%	$1,001,782	$4,995	1.98%	$935,595	$4,228	1.79%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	335,532			333,690			331,867
Other liabilities	19,825			19,804			11,905
Shareholders' equity	170,472			166,752			147,908
Total liabilities and shareholders' equity	$1,523,942			$1,522,028			$1,427,275
Net interest income		$12,908			$12,988			$12,813
Interest spread			3.02%			2.98%			3.16%
Net interest margin (5)			3.53			3.56			3.71
Tax equivalent effect			0.03			0.03			0.02
Net interest margin on a fully tax equivalent basis			3.56%			3.59%			3.73%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $117 thousand, $118 thousand, and $83 thousand on tax-exempt securities for the three months ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively, using a federal income tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	For the year ended December 31,
	2019			2018
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,169,486	$63,331	5.42%	$1,072,794	$58,262	5.43%
Investment securities: (4)
Taxable	129,274	3,509	2.71	121,505	2,939	2.42
Tax-exempt	84,392	2,305	3.27	63,205	1,657	3.13
Interest earning cash balances	38,268	855	2.23	27,182	546	2.01
Federal Home Loan Bank Stock	8,523	448	5.26	8,308	420	5.06
Total interest-earning assets	$1,429,943	$70,448	4.96%	$1,292,994	$63,824	4.96%
Non-earning assets:
Cash and due from banks	23,910			20,556
Premises and equipment	13,379			13,207
Goodwill	9,387			9,387
Other intangible assets, net	375			560
Bank-owned life insurance	11,994			11,692
Allowance for loan losses	(12,035)			(11,691)
Other non-earning assets	21,005			9,014
Total assets	$1,497,958			$1,345,719
Interest-bearing liabilities:
Interest-bearing demand deposits	$57,480	$281	0.49%	$60,203	$198	0.33%
Money market and savings deposits	314,918	4,518	1.43	264,656	2,609	0.99
Time deposits	527,605	12,142	2.30	477,164	8,248	1.73
Borrowings	79,864	1,378	1.73	66,926	1,330	1.99
Subordinated notes	16,061	1,074	6.69	14,866	1,015	6.83
Total interest-bearing liabilities	$995,928	$19,393	1.95%	$883,815	$13,400	1.52%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	321,487			316,764
Other liabilities	17,750			10,436
Shareholders' equity	162,793			134,704
Total liabilities and shareholders' equity	$1,497,958			$1,345,719
Net interest income		$51,055			$50,424
Interest spread			3.01%			3.44%
Net interest margin (5)			3.57			3.90
Tax equivalent effect			0.03			0.02
Net interest margin on a fully tax equivalent basis			3.60%			3.92%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $453 thousand and $319 thousand on tax-exempt securities for the years ended December 31, 2019 and December 31, 2018, respectively, using the statutory tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2019	2019	2019	2019	2018
Commercial real estate:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-owner occupied	$388,515	$369,284	$364,504	$361,066	$367,671
Owner-occupied	216,131	196,497	193,500	187,001	194,422
Total commercial real estate	604,646	565,781	558,004	548,067	562,093
Commercial and industrial	410,228	404,130	420,812	401,588	383,455
Residential real estate	211,839	198,277	186,737	180,386	180,018
Consumer	896	735	948	1,056	999
Total loans	$1,227,609	$1,168,923	$1,166,501	$1,131,097	$1,126,565

Impaired Assets
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2019	2019	2019	2019	2018
Nonaccrual loans	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Commercial real estate	$4,832	$5,043	$2,979	$2,694	$5,927
Commercial and industrial	3,249	4,071	9,559	10,495	9,605
Residential real estate	2,569	2,339	2,006	3,456	2,915
Consumer	16	—	—	—	—
Total nonaccrual loans	10,666	11,453	14,544	16,645	18,447
Other real estate owned	921	373	373	373	—
Total nonperforming assets	11,587	11,826	14,917	17,018	18,447
Performing troubled debt restructurings
Commercial real estate	—	—	—	—	—
Commercial and industrial	547	553	558	562	568
Residential real estate	359	361	363	363	363
Total performing troubled debt restructurings	906	914	921	925	931
Total impaired assets	$12,493	$12,740	$15,838	$17,943	$19,378

Loans 90 days or more past due and still accruing	$157	$157	$331	$453	$243